Exhibit 10.10

               Amendments to 2000 Stock Option/Stock Issuance Plan

a. The Plan name is hereby changed to the "LeCroy Corporation (CATC) 2000 Stock Option/Stock Issuance Plan."

b. Article One, Section III, A is hereby amended to read in its entirety as follows:

     "The Plan shall be administered by the Committee, provided, that the Board by resolution duly adopted may at any time or from time to time determine to assume any or all of the functions of the Committee under the Plan, and during the period of effectiveness of any such resolution, references herein to the "Committee" shall mean the Board acting in such capacity."

c. Article One, Section V.A. is hereby amended to read in its entirety as follows:

     "The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 1,205,000 multiplied by the Conversion Ratio as defined in the Agreement and Plan of Merger by and among this Corporation, Cobalt Acquisition Corporation and Computer Access Technology Corporation dated as of September 1, 2004."

d. Article Two, Section II is hereby amended by adding at the end thereof a new sentence to read in its entirety as follows:

     "No Incentive Options shall be granted hereunder after the assumption of this Plan by the Corporation pursuant to the Agreement and Plan of Merger by and among this Corporation, Cobalt Acquisition Corporation and Computer Access Technology Corporation dated as of September 1, 2004 unless the Plan shall thereafter have been approved by the stockholders of the Corporation in a manner and at a time satisfying Section 422 of the Code."

e. The final sentence of Article Two, Section III, D is hereby amended to read in its entirety as follows:

     "To the extent the actual holders of the Corporation's outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation (or parent thereof) may, in connection with the assumption of the outstanding options under this Plan, substitute shares of its own common stock with the fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction."

f. Article Two, Section VIII, requiring the separate delivery of financial statements to holders of awards under the Plan, is hereby stricken.

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g.   The following definitions appearing in the Appendix are each hereby amended to read in its entirety as set forth below:

     "C. Committee shall mean the Compensation Committee of the Board."

     "F. Corporation shall mean LeCroy Corporation."

     "T. "Plan" shall mean this LeCroy Corporation (CATC) 2000 Stock Option/Stock Issuance Plan, as set forth in this document and as the same may be amended from time to time."